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                                                                     Exhibit 3.2

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                      CHEVRON PHILLIPS CHEMICAL COMPANY LP

         This Certificate of Limited Partnership is being executed as of April 26, 2000 for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Sections
17-101 et seq.

         The undersigned does hereby certify as follows:

         1. Name. The name of the partnership is Chevron Phillips Chemical Company LP (the "Partnership").

         2. Registered Office and Registered Agent. The Partnership's registered office in the State of Delaware is located at 1201 N. Market Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Partnership for service of process at such address is Delaware Corporation Organizers, Inc.

         3. Name and Address of the General Partner. The name and address of the General Partner is as follows:

                      Chevron Phillips Chemical Holdings II LLC
                      1234 Adams Building
                      Bartlesville, OK  74004

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership as of the day and year first above written.

                           GENERAL PARTNER:

                           CHEVRON PHILLIPS CHEMICAL HOLDINGS II LLC

                                 By:  Phillips Petroleum Company Member


                                          By:      /s/ J.W. Sheets
                                              ----------------------------------
                                              Name:         J.W. Sheets
                                                    ----------------------------
                                              Title:        Assistant Treasurer
                                                     ---------------------------